PRESS RELEASE

Scuzscon Walker
Verticalnet, Inc.
610-695-2301

swalker@verticalnet.com

Verticalnet Reports Financial Results for the First Quarter of 2007

MALVERN, PA - May 15, 2007 — (BUSINESS WIRE) -Verticalnet, Inc. (Nasdaq:VERT), a leading provider of on-demand supply management solutions, today announced results for its first quarter ended March 31, 2007.

Revenues for the quarter ended March 31, 2007 were $3.4 million, as compared to $3.9 million for the quarter ended March 31, 2006. Verticalnet’s net loss for the quarter ended March 31, 2007 was $2.5 million, or ($0.24) per share as compared to a net loss of $5.3 million, or ($0.74) per share, for the quarter ended March 31, 2006. Adjusted net loss from operations(a) for the quarter ended March 31, 2007 was $1.9 million, or ($0.18) per share as compared to an adjusted net loss from operations(a) of $3.0 million, or ($0.42) per share, for the quarter ended March 31, 2006. For the quarters ended March 31, 2007 and 2006, weighted-average shares outstanding were approximately 10.3 million and 7.2 million  shares, respectively.

Total operating expenses, including cost of revenues, for the quarter were $5.5 million, which included non-cash charges for stock based compensation of $79,000 and amortization and depreciation expense of $476,000, as compared to $9.1 million for the first quarter of 2006, which included non-cash charges for stock based compensation of $480,000 and amortization and depreciation expense of $650,000. Excluding these non-cash charges, total operating expenses would have decreased by 37%, to $5.0 million for the quarter ended March 31, 2007 as compared to $7.9 million for the quarter ended March 31, 2006.

The Company reported that billings(b) for the first quarter of 2007 were $3.4 million compared to $4.0 million for the comparable period last year. Total software and software related revenues, bookings(c) , and total billings were flat with the comparable period in the prior year. Billings and revenue for the quarter were impacted by the lack of any significant channel-driven European software transactions which have provided significant billings and revenue over the past several quarters. We believe the reduction of billings and revenue from European channels represents delayed timing of deal closings rather than a change to these European channel relationships. We expect these channel relationships to provide additional billings and revenue in future quarters.

Total deferred revenues as of March 31, 2007 were $4.9 million, which represents an increase of $1.2 million or 34% above the deferred revenue balance at March 31, 2006. Cash balance as of March 31, 2007 was $1.6 million, decreasing by $1.2 million as compared to the cash balance of $2.8 million as of December 31, 2006. Verticalnet paid $370,000 in cash for debt service during the quarter.

Total software and software related revenues of $1.6 million for the first quarter of 2007, remained relatively consistent with the $1.5 million in software and software related revenue recognized in the first quarter of the prior year. Services revenues for the first quarter of 2007 were $1.9 million as compared to $2.4 million for the comparable period in the prior year. The decline in service revenues was driven by a $1.0 million decline in revenues from two of Verticalnet’s largest historical accounts, which reflected revenues from legacy solutions that are not part of the Company’s future planned product offerings. Revenue from these two large historical accounts accounted for 9% of total revenue in the first quarter of 2007 as compared to 33% of revenue in the first quarter of 2006.

Verticalnet continued its efforts to reduce its overall cost structure through product line rationalization and organizational realignment. As a result of these measures, the Company achieved significant reductions in cost of revenues and operating expenses for the first quarter of 2007 versus the same quarter in 2006. Compared to the same period in 2006, cost of revenues declined by 31%, and total operating expenses, including cost of revenues, declined overall by 39%.

During the first quarter of 2007, the Company successfully amended a major debt obligation whereby the Company has the option at anytime on or before December 31, 2007 to extend the maturity date on the Senior Discount Note from April 1, 2008 to September 30, 2008. If the Company exercises the option, the outstanding principal amount of the discount note will automatically increase by $575,000 to $6.1 million.

Today the Company also announced two transactions which have improved our overall working capital position. On May 11, 2007, Verticalnet executed a source code license agreement with a third party with respect to a legacy product which is not core to the Company’s forward strategic goals. The terms of the transaction include that the Company will be paid at least $1.0 million in license fees, including a payment of $700,000 received at execution, $100,000 due within sixty days, and $200,000 due within one year.

In addition on May 15, 2007, the Company reached agreement to enter into a Note Purchase Agreement for up to $600,000 in debt financing, with a majority of funds being provided by members of Verticalnet’s management and Board of Directors. This transaction was approved by Verticalnet’s independent and non-participating Board members and is expected to close within the next five business days. The purpose of the financing was to provide additional capital to the business to finance much of the remaining requirements under Verticalnet’s senior convertible promissory notes which will mature in July 2007, as well as to increase the level of commitment of insiders to Verticalnet’s ongoing success. Under the terms of this agreement, the principal amount of the debt will accrue interest at 12% and will mature in no later than 5 years. The principal amount of the indebtedness and any accrued interest will convert into a subsequent instrument issued by Verticalnet in a future financing on substantially equivalent terms.

“While overall revenue in the first quarter of 2007 did not meet our expectations, we continue to make progress both in our growth of core revenue and our management of costs and we are well positioned to exceed our first quarter billings performance in the second quarter of 2007,” stated Nathanael V. Lentz, President and CEO of Verticalnet. “Efforts to strengthen our balance sheet continue. We have successfully extended the potential maturity our largest debt obligation, and we have announced two transactions including a pending capital raise and a license of legacy source code which will provide over $1.3 million in additional funding to our business. We are confident that we will be able to secure additional capital in the near term to better position our balance sheet for long term success.”

Business Highlights:

Specific business highlights include:

•	Verticalnet signed four new software contracts in the first quarter including three with new customers and one which represented a significant expansion of its current software contract. Verticalnet’s European traction continued with wins in France and the United Kingdom as well as several new customers added in North America. Since the end of the first quarter, Verticalnet has signed three additional new software licenses.

•	15 new contracts were signed with existing customers in the quarter. This includes our Verticalnet® XECS Transportation solution that was provided to a major industrial customer; multi-year software renewals of Verticalnet’s XE Supply Management suite by major CPG and services customers; and additional enablement and spend analysis services to a number of existing XE Supply Management customers;

•	Verticalnet’s XECS offering experienced strong demand and delivered significant results for numerous customers over the period. This offering, using advanced RFP technology combined with leading optimization analysis tools, has been used successfully in categories such as transportation, packaging, MRO, and marketing materials to drive significant savings in strategic, high spend categories. During the quarter, Verticalnet was supporting over 17 customers representing over $1.5 billion in category spend with results exceeding specific customer expected savings targets by up to 600%.

•	Almost 90% of revenue in the first quarter of 2007 was driven by core software and services offerings, relating to Verticalnet’s XE or XECS solutions. This represents a significant increase from a year ago when core revenue represented only 58% of total revenue. In early 2006, Verticalnet continued to have significant non-core revenue from two legacy services customers as well as legacy software products.

•	In February 2007, Verticalnet announced the release of Verticalnet XE 5.4. Enhancements were developed in conjunction with customer feedback on best practices and ongoing market research and focused on emerging trends within the supply management field. The enhanced functionality of Verticalnet XE 5.4 specifically addresses the following emerging customer priorities:

•	Improving the skills of key sourcing professionals

•	Converting visibility of supplier performance into value

•	Increasing competitiveness and visibility during online negotiations

“Customers continue to see significant savings and success when teaming with Verticalnet for supply management software and integrated solutions”, said Lentz. “Given actions taken over the past twelve months to streamline our business and focus all resources on our core offerings, Verticalnet today is being driven by our core customers instead of by large legacy accounts. As we continue to add software and services customers each quarter and as we continue to expand our solutions offerings, we expect to see this success being translated into top-line results.”

(a)	Adjusted net loss from operations is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe that adjusted net loss from operations provides useful information to investors as it excludes transactions not related to the core cash operating business activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate adjusted net loss from operations in the same manner, and adjusted net loss from operations as presented by Verticalnet may not be comparable to adjusted net loss from operations presented by other companies. Included, following the financial statements, is a reconciliation of net loss to adjusted net loss from operations that should be read in conjunction with the financial statements.

(b)	Billings represents all invoices billed to customers during the quarter.

(c)	Software bookings represent all software and software related agreements entered into during the referenced period with new or existing customers.

About Verticalnet, Inc.

Verticalnet is a leading provider of on-demand supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet is helping Global 2000 companies and mid-market enterprises move their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about channel relationships providing additional billings and revenue in future quarters, future planned product offerings, any increase in the outstanding principal amount of the discount note upon exercise of the option by the Company, continuing to make progress in the growth of core revenue and the management of costs, exceeding our first quarter billings in the second quarter of 2007, securing additional capital successfully complete a new round of financing within the second quarter, continuing to see significant savings and success, continuing to add software and services customers, continuing to expand our solutions offerings, and top-line results, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipated,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on The Nasdaq Capital Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2006 which have been filed with the SEC. Verticalnet is making these statements as of May 15, 2007 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of
Vert Tech LLC

Public Relations contact:	Investor Relations Contact:

Scuzscon Walker	Jonathan T. Cohen

Verticalnet, Inc.	Verticalnet, Inc.

610-695-2301	610-240-0600

swalker@verticalnet.com	Investorrelations@verticalnet.com

Verticalnet, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues:
Software and software related	$1,559	$1,541
Services	1,858	2,375

Total revenues	3,417	3,916

Cost of revenues:
Cost of software and software related	357	598
Cost of services	1,107	1,652
Amortization of acquired technology and customer contracts	250	247

Total cost of revenues	1,714	2,497

Gross profit	1,703	1,419

Operating expenses:
Research and development	983	1,475
Sales and marketing	1,340	1,935
General and administrative	1,391	1,650
Litigation and settlement costs	—	1,018
Restructuring charges	—	238
Amortization of other intangible assets	116	258

Total operating expenses	3,830	6,574

Operating loss	(2,127)	(5,155)
Interest and other expense, net (1)	382	153

Net loss	$(2,509)	$(5,308)

Adjusted net loss from operations (3)	$(1,880)	$(3,027)

Basic and diluted loss per common share: (2)
Net loss	$(0.24)	$(0.74)

Adjusted net loss from operations (3)	$(0.18)	$(0.42)

Weighted average common shares outstanding:
Basic and diluted (2)	10,312	7,167

(1) During the three months ended March 31, 2007 and 2006, the Company recorded a benefit from changes in the fair value of derivative liabilities as well as interest expense and accretion on its long-term debt.

(2)	During the three months ended March 31, 2007 and 2006, the diluted earnings per share calculation was the same as the basic earnings per share calculation as all potentially dilutive securities were anti-dilutive.

(3)	See “Reconciliation of GAAP Results to Non-GAAP Results and Other Financial Data” elsewhere in this press release.

Verticalnet, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,586	$2,809
Accounts receivable, net	3,832	3,877
Prepaid expenses and other current assets	1,022	778

Total current assets	6,440	7,464
Property and equipment, net	830	920
Goodwill	9,706	9,709
Other intangible assets, net	1,821	2,184
Other assets	291	416

Total assets	$19,088	$20,693

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt, convertible notes, and other
non-current liabilities	$1,716	$2,170
Accounts payable and accrued expenses	5,954	5,698
Deferred revenues	3,830	3,756
Total current liabilities	11,500	11,624
Long-term debt, non current portion of deferred revenue and other non-current liabilities	6,318	6,127
Shareholders’ equity	1,270	2,942

Total liabilities and shareholders’ equity	$19,088	$20,693

Verticalnet, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
Operating activities:
Net loss	$(2,509)	$(5,308)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	476	650
Stock-based compensation	79	480
Accretion of promissory notes and non-cash interest	244	427
Change in the fair value of derivative liabilities	(119)	(507)
Amortization of deferred financing costs	59	120
Other non-cash items	—	9
Change in assets and liabilities, net of effect of acquisition:
Restricted Cash	—	(211)
Accounts receivable	45	1,906
Prepaid expenses and other assets	220	205
Accounts payable and accrued expenses	416	888
Deferred revenues	251	8
Net cash used in operating activities	(838)	(1,333)

Investing activities:
Capital expenditures	(19)	(45)
Acquisition related payments	—	(57)
Restricted cash	—	155
Net cash provided by (used in) investing activities	(19)	53

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(370)	(135)
Proceeds from exercise of stock options and issuance of non-vested stock	3	2

Net cash used in financing activities	(367)	(133)

Effect of exchange rate fluctuation on cash and cash equivalents	1	9

Net decrease in cash and cash equivalents	(1,223)	(1,404)
Cash and cash equivalents — beginning of period	2,809	4,576

Cash and cash equivalents — end of period	$1,586	$3,172

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$35	$115
Supplemental schedule of non-cash investing and financing activities
Conversion of and payment on senior convertible promissory notes and accrued interest into/with common stock	$752	$1,006
Financed insurance policies	397	494
Capital expenditures financed through capital lease arrangements	—	44

Reconciliation of GAAP results to non-GAAP results and Other Financial Data
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues:
Software and software related	$1,559	$1,541
Services	1,858	2,375

Total revenues	3,417	3,916
Total cost of revenues	1,714	2,497

Gross profit	1,703	1,419
Total operating expenses	3,830	6,574

Operating loss	(2,127)	(5,155)
Interest and other expense, net	382	153

Net loss	$(2,509)	$(5,308)
Non-GAAP adjustments:
Amortization of intangibles	366	505
Restructuring charges	—	238
Stock-based compensation	79	480
Accretion of promissory notes and non-cash interest	244	427
Amortization of deferred financing costs	59	120
Litigation and settlement costs	—	1,018
Change in the fair value of derivative liabilities	(119)	(507)

Adjusted net loss from operations	$(1,880)	$(3,027)

Basic and diluted loss per common share:
Net loss	$(0.24)	$(0.74)

Adjusted net loss from operations	$(0.18)	$(0.42)

Weighted average common shares outstanding:
Basic and diluted	10,312	7,167

Key Metrics	Three months ended March 31,
	2007	2006
Total billings	$3,434	$4,018
Software bookings	1,436	1,365